PREMIER OFFICIALLY BECOMES A "CERTIFICATE ONLY" ISSUER

Frederick, Maryland -- April 22, 2003 -- Premier Development & Investment, Inc. (OTCBB: PDVN) announces that it will officially become a "certificate only" issuer and opt out of the Depository Trust & Clearing Corporation (DTC). This decision was made after reviewing DTC policies, associated securities rules and regulations, and the growth in litigation against illegal naked short selling and stock manipulation being conducted through the DTC system.

"We believe this action will help protect our shareholders from stock manipulators who have used and would use illegal trading schemes and devices, including naked short selling, to illegally profit from and cause harm to our loyal stockholders. As a company, we must do everything possible to protect the interests of our stockholders and this is one way we are able to do that," stated Eric R. Boyer, Premier's President and CEO.

Premier joins over 85 other companies associated with this growing issue affecting public companies and their stockholders. Among the companies associated with this are brokerage and market making firms A.G. Edwards, AmeriTrade Holding Corp., Knight Securities, and M. H. Myerson & Co., along with a growing number of lesser known companies including, among others, GeneMax Corp. (OTCBB: GMXX), NuTek, Inc. (OTCBB: NUTK), Jag Media Holdings (OTCBB:
JGMHA), Edgetech Services (OTCBB: EDGH) and Bentley Communications (OTCBB:
BTLY).

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planed capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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